UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 29, 2006

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD
(Exact Name of Registrant as Specified in Charter)

Bermuda (State or Other Jurisdiction of Incorporation)	001-32938 (Commission File Number)	98-0481737 (I.R.S. Employer Identification No.)
27 Richmond Road
Pembroke HM 08, Bermuda
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (441) 278-5400
43 Victoria Street
Hamilton HM 12, Bermuda
(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Allied World Assurance Company, Ltd (“AWAC”), the Bermuda operating subsidiary of Allied World Assurance Company Holdings, Ltd (the “Company”), entered into a lease on November 29, 2006 with American International Company Limited (“AICO”), a subsidiary of American International Group, Inc. (“AIG”), under which AWAC shall rent 78,057 square feet of newly constructed office space at 27 Richmond Road, Pembroke HM 08, Bermuda that shall serve as the Company’s corporate headquarters. AIG was one of the founding investors that formed the Company in 2001 and is a principal shareholder of the Company.
     The lease is for a 15-year term commencing on October 1, 2006 with an option to extend for an additional ten years. For the first five years under the lease, AWAC will pay an aggregate monthly rent of approximately $381,672. The aggregate monthly rent is determined by price per square foot that varies based on the floor being rented. In addition to the rent, AWAC will pay a monthly user fee of $11,714 for the first five years under the lease for use of certain common areas on the premises and will also pay certain maintenance expenses.
     Effective as of October 1, 2011 and as of each five-year anniversary date thereafter (each, a “Review Date”), the rent payable under the lease will be agreed to by AWAC and AICO. If as of a Review Date AWAC and AICO cannot agree on such terms, then the rent payable under the lease shall be determined by an arbitrator based on open market rental rates at such time; provided, however, that the rent shall not decrease. The user fee will be increased by the percentage rate increase that AWAC pays for renting the second floor of the premises.
     A copy of the lease is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the lease contained herein is qualified in its entirety by reference to the lease filed herewith.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description

10.1	Lease, dated November 29, 2006, by and between American International Company Limited and Allied World Assurance Company, Ltd.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

Dated: December 1, 2006	By:	/s/ Wesley D. Dupont

	Name:	Wesley D. Dupont
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Lease, dated November 29, 2006, by and between American International Company Limited and Allied World Assurance Company, Ltd.